Exhibit 4.12

EXHIBIT B-2

[to Stock Exchange Agreement]

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL TO THE HOLDER (IF REQUESTED BY THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES. THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS Pre-funded WARRANT MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO SECTION 1(a) OF THIS Pre-funded WARRANT.

ALT5 SIGMA CORPORATION

Pre-funded Warrant to Purchase Common Stock

Pre-funded Warrant No.: [__]

Date of Grant: April [__], 2026 (the “Grant Date”)

ALT5 Sigma Corporation, a Nevada corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [____________], the registered holder hereof or his permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Pre-funded Warrant (including any pre-funded Warrants granted in exchange, transfer, or replacement hereof, this “Pre-funded Warrant”), at any time or times on or after the date on which the Company has generated US GAAP-compliant annual Modified Operating Income, applied consistently with the Company’s historical accounting policies, on a trailing four consecutive Company-quarterly reporting basis of not less than $8,000,000, as certified by the principal financial officer of the Company (the “Initial Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date (as defined below), that number (subject to adjustment as provided herein) of fully paid and non-assessable shares of Common Stock (as defined below) (the “Pre-funded Warrant Stock”), equal to that amount obtained by dividing (i) [__________] [Note: should be an aggregate of 16,000,000 for all 4 Block Street stockholders], by (ii) the Exercise Price. Except as otherwise defined herein, capitalized terms in this Pre-funded Warrant shall have the meanings set forth in Section 17. This Pre-funded Warrant is one of the Pre-funded Warrants (the “SEA Pre-funded Warrants”) granted pursuant to that certain Stock Exchange Agreement (the “Stock Exchange Agreement”), dated April [___], 2026 (the “Exchange Date”), by and among the Company, Block Street Corp., a Nevada corporation (“Block Street”), and the four stockholders of Block Street.

1. EXERCISE OF PRE-FUNDED WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(g)), this Pre-funded Warrant may be exercised by the Holder on any day on or after the Initial Exercisability Date (each, an “Exercise Date”), in whole or in part, by delivery (whether via facsimile or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”) of the Holder’s election to exercise this Pre-funded Warrant. Within one (1) Trading Day following an exercise of this Pre-funded Warrant as aforesaid, the Holder shall deliver payment to the Company of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of shares of Pre-funded Warrant Stock as to which this Pre-funded Warrant was so exercised (the “Aggregate Exercise Price”) in cash or via wire transfer of immediately available funds if the Holder did not notify the Company in such Exercise Notice that such exercise was made pursuant to a Cashless Exercise (as defined in Section 1(c)). The Holder shall not be required to deliver the original of this Pre-funded Warrant in order to effect an exercise hereunder unless no shares of Pre-funded Warrant Stock are issuable thereafter. Execution and delivery of an Exercise Notice with respect to less than all of the shares of Pre-funded Warrant Stock shall have the same effect as cancellation of the original of this Pre-funded Warrant and grant of a new Pre-funded Warrant, evidencing the right to purchase the remaining number of shares of Pre-funded Warrant Stock. Execution and delivery of an Exercise Notice for all of the then-remaining shares of Pre-funded Warrant Stock shall have the same effect as cancellation of the original of this Pre-funded Warrant after delivery of the shares of Pre-funded Warrant Stock in accordance with the terms hereof. On or before the second (2nd) Trading Day following the date on which the Company has received an Exercise Notice, the Company shall transmit by e-mail or other electronic means an acknowledgment of confirmation of receipt of such Exercise Notice, in the form attached hereto as Exhibit B, to the Holder and the Company’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Exercise Notice in accordance with the terms herein. On or before the third (3rd) Trading Day following the date on which the Company has received such Exercise Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule, or regulation for the settlement of a trade of such shares of Pre-funded Warrant Stock initiated on the applicable Exercise Date), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (the “FAST Program”), upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or his designee’s balance account with DTC through its Deposit and Withdrawal at Custodian service or (Y) if the Transfer Agent is not participating in the DTC FAST Program, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or his designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such exercise. Upon delivery of an Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the shares of Pre-funded Warrant Stock with respect to which this Pre-funded Warrant has been exercised, irrespective of the date such shares of Pre-funded Warrant Stock are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such shares of Pre-funded Warrant Stock (as the case may be). If this Pre-funded Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of shares of Pre-funded Warrant Stock represented by this Pre-funded Warrant submitted for exercise is greater than the number of shares of Pre-funded Warrant Stock being acquired upon an exercise and upon surrender of this Pre-funded Warrant to the Company by the Holder, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than three (3) Business Days after any exercise and at its own expense, generate and deliver to the Holder (or his designee) a new Pre-funded Warrant (in accordance with Section 7(d)) representing the right to purchase the number of shares of Pre-funded Warrant Stock purchasable immediately prior to such exercise under this Pre-funded Warrant, less the number of shares of Pre-funded Warrant Stock with respect to which this Pre-funded Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Pre-funded Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all transfer, stamp, issuance, and similar taxes, costs, and expenses (including, without limitation, fees and expenses of the Transfer Agent) that may be payable with respect to the issuance and delivery of shares of Pre-funded Warrant Stock upon exercise of this Pre-funded Warrant. The Company’s failure to deliver shares of Pre-funded Warrant Stock to the Holder on or prior to the later of (i) three (3) Trading Days after receipt of the applicable Exercise Notice (or such earlier date as required pursuant to the 1934 Act or other applicable law, rule, or regulation for the settlement of a trade of such shares of Pre-funded Warrant Stock initiated on the applicable Exercise Date) and (ii) one (1) Trading Day after the Company’s receipt of the Aggregate Exercise Price or valid notice of a Cashless Exercise (such later date, the “Stock Delivery Date”) shall be deemed to be a breach of this Pre-funded Warrant. Notwithstanding anything to the contrary contained in this Pre-funded Warrant, after the effective date of a registration statement registering for resale any shares of Pre-funded Warrant Stock issuable hereunder and prior to the Holder’s receipt of notice that such registration statement is no longer available, the Company shall cause the Transfer Agent to deliver unlegended shares of Common Stock to the Holder (or his designee) in connection with any sale of shares of Pre-funded Warrat Stock with respect to which the Holder has entered into a contract for sale, and delivered a copy of the prospectus included as part of the particular registration statement to the extent applicable, and for which the Holder has not yet settled. From and after the Grant Date through and including the Expiration Date, the Company shall maintain a transfer agent that participates in the DTC FAST Program.

2

(b) Exercise Price. The aggregate exercise price of this Pre-funded Warrant ($0.9471 per share of Pre-funded Warrant Stock), except for a nominal exercise price of $0.001 per share of Pre-funded Warrant Stock, was pre-funded to the Company on the Grant Date in connection with the transactions contemplated by the Stock Exchange Agreement and, consequently, no additional consideration (other than the nominal exercise price of $0.001 per share of Pre-funded Warrant Stock) shall be required to be paid by the Holder to the Company to effect an exercise of this Pre-funded Warrant. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-paid aggregate exercise price under any circumstance or for any reason whatsoever. The remaining unpaid exercise price per share of Pre-funded Warrant Stock under this Pre-funded Warrant shall be $0.001, subject to adjustment hereunder (the “Exercise Price”).

(c) Company’s Failure to Deliver Securities Timely. If the Company shall fail, for any reason or for no reason, on or prior to the Stock Delivery Date, to issue and deliver to the Holder (or his designee) a certificate for the number of shares of Pre-funded Warrant Stock to which the Holder is entitled and register such shares of Pre-funded Warrant Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC FAST Program, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of shares of Pre-funded Warrant Stock to which the Holder is entitled upon the Holder’s exercise of this Pre-funded Warrant (as the case may be) (a “Delivery Failure”), then, in addition to all other remedies available to the Holder, (X) the Company shall pay in cash to the Holder on each day after the Stock Delivery Date and during such Delivery Failure an amount equal to 1% of the product of (A) the number of shares of Common Stock not issued to the Holder on or prior to the Stock Delivery Date and to which the Holder is entitled, multiplied by (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Exercise Date and ending on the applicable Stock Delivery Date, and (Y) the Holder, upon written notice to the Company, may void its Exercise Notice with respect to, and retain or have returned, as the case may be, any portion of this Pre-funded Warrant that has not been exercised pursuant to such Exercise Notice; provided that the voiding of an Exercise Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 1(c) or otherwise. In addition to the foregoing, if, on or prior to the Stock Delivery Date the Transfer Agent is not participating in the DTC FAST Program, the Company shall fail to issue and deliver to the Holder (or his designee) a certificate and register such shares of Common Stock on the Company’s share register or, if the Transfer Agent is participating in the DTC FAST Program, the Transfer Agent shall fail to credit the balance account of the Holder or the Holder’s designee with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise hereunder or pursuant to the Company’s obligation pursuant to clause (ii) below, and if, on or after such Stock Delivery Date, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such exercise that the Holder is entitled to receive from the Company and has not received from the Company in connection with such Delivery Failure or Notice Failure, as applicable (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation so to issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Pre-funded Warrant Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) (and to issue such shares of Pre-funded Warrant Stock) shall terminate, or (ii) promptly honor its obligation so to issue and deliver to the Holder a certificate or certificates representing such shares of Pre-funded Warrant Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Pre-funded Warrant Stock to which the Holder is entitled upon the Holder’s exercise hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Pre-funded Warrant Stock multiplied by (B) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Exercise Notice and ending on the date of such issuance and payment under this clause (ii) (the “Buy-In Payment Amount”). Nothing shall limit the Holder’s right to pursue any other remedies available to him hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of this Pre-funded Warrant as required pursuant to the terms hereof.

3

(d) Cashless Exercise. If at any time following the 6-month anniversary of the Initial Exercisability Date, there is no effective Registration Statement covering the resale of the shares of Pre-funded Warrant Stock by the Holder, then this Pre-funded Warrant may also be exercised at the Holder’s election, in whole or in part and in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of shares of Pre-funded Warrant Stock equal to the quotient obtained by dividing [(A x B) – (A x C)] by (D), where:

(A) =	the number of shares of Pre-funded Warrant Stock that would be issuable upon exercise of this Pre-funded Warrant in accordance with the terms of this Pre-funded Warrant if such exercise were by means of a cash exercise rather than a cashless exercise;

(B) =	the greater of (i) the arithmetic average of the VWAPs for the five (5) consecutive Trading Days ending on the date immediately preceding the date on which the Holder elects to exercise this Pre-funded Warrant by means of a “cashless exercise,” as set forth in the applicable Exercise Notice or (ii) the VWAP for the Trading Day immediately prior to the date on which the Holder makes such “cashless exercise” election;

(C) =	the Exercise Price of this Pre-funded Warrant, as adjusted hereunder, at the time of such exercise; and

(D) =	the lesser of (i) the arithmetic average of the VWAPs for the five (5) consecutive Trading Days ending on the date immediately preceding the date on which the Holder elects to exercise this Pre-funded Warrant by means of a “cashless exercise,” as set forth in the applicable Exercise Notice or (ii) the VWAP for the Trading Day immediately prior to the date on which the Holder makes such “cashless exercise” election.

If shares of Pre-funded Warrant Stock are issued in such a cashless exercise, the parties acknowledge and agree that, in accordance with Section 3(a)(9) of the Securities Act, the shares of Pre-funded Warrant Stock shall take on the characteristics of the Pre-funded Warrants being exercised, and the holding period of the Pre-funded Warrants being exercised may be tacked on to the holding period of the shares of Pre-funded Warrant Stock. The Company agrees not to take any position contrary to this Section 1(d).

(e) For purposes of Rule 144(d) promulgated under the 1933 Act, as in effect on the Exchange Date, it is intended that the shares of Pre-funded Warrant Stock issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the shares of Pre-funded Warrant Stock shall be deemed to have commenced, on the date this Pre-funded Warrant was originally issued pursuant to the Stock Exchange Agreement.

4

(f) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the number of shares of Pre-funded Warrant Stock to be issued pursuant to the terms hereof, the Company shall promptly issue to the Holder the number of shares of Pre-funded Warrant Stock that are not disputed and resolve such dispute in accordance with Section 13.

(g) Limitations on Exercises. The Company shall not effect the exercise of any portion of this Pre-funded Warrant, and the Holder shall not have the right to exercise any portion of this Pre-funded Warrant, pursuant to the terms and conditions of this Pre-funded Warrant and any such exercise shall be null and void and treated as if never made, to the extent that, after giving effect to such exercise, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of this Pre-funded Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, unexercised portion of this Pre-funded Warrant beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including other SEA Pre-funded Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 1(g). For purposes of this Section 1(g), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of this Pre-funded Warrant without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives an Exercise Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall (i) notify the Holder in writing of the number of shares of Common Stock then-outstanding and, to the extent that such Exercise Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 1(g), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Pre-funded Warrant Stock to be acquired pursuant to such Exercise Notice (the number of shares by which such purchase is reduced, the “Reduction Shares”) and (ii) as soon as reasonably practicable, the Company shall return to the Holder any exercise price paid by the Holder for the Reduction Shares. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by e-mail or other electronic means to the Holder the number of shares of Common Stock then-outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Pre-funded Warrant, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon exercise of this Pre-funded Warrant results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. As soon as reasonably practicable after the issuance of the Excess Shares has been deemed null and void, the Company shall return to the Holder the exercise price paid by the Holder for the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of SEA Pre-funded Warrants that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Pre-funded Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise this Pre-funded Warrant pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(g) to the extent necessary to correct this paragraph or any portion of this paragraph which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 1(g) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Pre-funded Warrant.

5

(h) Reservation of Shares.

(i) Required Reserve Amount. So long as this Pre-funded Warrant remains outstanding, the Company shall at all times keep reserved for issuance under this Pre-funded Warrant a number of shares of Common Stock at least equal to three (3) times the maximum number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Common Stock under the SEA Pre-funded Warrants then-outstanding (without regard to any limitations on exercise) (the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 1(h)(i) be reduced other than proportionally in connection with (i) any exercise or redemption of SEA Pre-funded Warrants or such other event covered by Section 2(a) below, or (ii) upon an exercise of a Pre-funded Warrant, the shares reserved shall be reduced by the same number of shares of Pre-funded Warrant Stock issued. The Required Reserve Amount (including, without limitation, each increase in the number of shares so reserved) shall be allocated pro rata among the holders of the SEA Pre-funded Warrants based on number of shares of Common Stock issuable upon exercise of SEA Pre-funded Warrants held by each holder on the Closing Date (without regard to any limitations on exercise) or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event that a Holder shall sell or otherwise transfer any of such holder’s SEA Pre-funded Warrants, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any SEA Pre-funded Warrants shall be allocated to the remaining holders of SEA Pre-funded Warrants, pro rata based on the number of shares of Common Stock issuable upon exercise of the SEA Pre-funded Warrants then held by such holders (without regard to any limitations on exercise).

(ii) Insufficient Authorized Shares. If, notwithstanding Section 1(h)(i) above, and not in limitation thereof, at any time while any of the SEA Pre-funded Warrants remain outstanding, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all actions necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for all the SEA Pre-funded Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal. In the event that the Company is prohibited from issuing shares of Common Stock upon an exercise of this Pre-funded Warrant due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorization Failure Shares”), in lieu of delivering such Authorization Failure Shares to the Holder, the Company shall pay cash in exchange for the cancellation of such portion of this Pre-funded Warrant exercisable into such Authorization Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorization Failure Shares and (y) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date the Holder delivers the applicable Exercise Notice with respect to such Authorization Failure Shares to the Company and ending on the date of such issuance and payment under this Section 1(h); and (ii) to the extent the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of Authorization Failure Shares, any Buy-In Payment Amount, brokerage commissions and other out-of-pocket expenses, if any, of the Holder incurred in connection therewith. Nothing contained in this Section 1(h) shall limit any obligations of the Company under any provision of the Stock Exchange Agreement.

6

2. ADJUSTMENT OF NUMBER OF SHARES OF PRE-FUNDED WARRANT STOCK. The number of shares of Pre-funded Warrant Stock issuable upon exercise of this Pre-funded Warrant are subject to adjustment from time to time as set forth in this Section 2.

(a) Stock Dividends and Splits. Without limiting any provision of Section 2(b) or Section 4, if the Company, at any time on or after the Exchange Date, (i) subdivides (by any stock split, stock dividend, recapitalization, or otherwise) its then-outstanding shares of Common Stock into a larger number of shares or (ii) combines (by combination, reverse stock split, or otherwise) its then-outstanding shares of Common Stock into a smaller number of shares, then, in each such case, the number of shares of Pre-funded Warrant Stock shall be proportionately adjusted, but the Exercise Price shall remain unchanged. Any adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Potential Decrease in Number of Shares of Pre-funded Warrant Stock. If, as of any Exercise Date, the Nasdaq Minimum Price exceeds Acquisition Stock Issuance Price (as that term is defined in the Stock Exchange Agreement), then the number of shares of Pre-funded Warrant Stock that may be purchased upon exercise of this Pre-funded Warrant shall be decreased proportionately, so that, after such adjustment, the aggregate number of shares of Pre-funded Warrant Stock shall be reduced in accordance with the following formula:

Step 1: Divide Acquisition Stock Issuance Price by Nasdaq Minimum Price

Step 2: Multiply Step 1 result by original number of shares of Pre-funded Warrant Stock

Step 3 Step 2 result is the adjusted number of Shares of Pre-funded Warrant Stock

Any such adjustment shall be on a per-Exercise Date basis.

(c) Calculations. All calculations under this Section 2 shall be made by rounding to the nearest cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issuance or sale of Common Stock.

(d) Voluntary Adjustment By Company. The Company may at any time during the term of this Pre-funded Warrant, with the prior written consent of the Required Holders (as defined in the Stock Exchange Agreement), reduce the then-current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

(e) Lock-up of Shares of Pre-funded Warrant Stock. Except as set forth below, from and after the exercise of this Pre-funded Warrant, through and including the twenty-four-month anniversary thereof, each initial exercising party of this Pre-funded Warrant shall not, directly or indirectly, sell, give, swap, transfer, or hypothecate, or grant any option for the sale, gift, swap, transfer, or hypothecation, to any third party in respect of any of such exercising party’s shares of Pre-funded Warrant Stock, independently of whether such prohibited transaction would or could, directly or indirectly, provide any economic value to such exercising party (any such enumerated transaction or any transaction analogous thereto, a “Pre-funded Warrant Stock Lock-up”). Notwithstanding the above, twenty-five percent (25%) of the shares of Pre-funded Warrant Stock that are the subject of this Pre-funded Warrant Stock Lock-up shall each be released therefrom in six-month increments, commencing on the six-month anniversary of the relevant exercise of this Pre-funded Warrant; provided, however, that, from and after the six-month anniversary of the relevant exercise of this Pre-funded Warrant, the Company, in its sole and absolute discretion, may, at any time thereafter or from time to time thereafter, release the shares of Pre-funded Warrant Stock, in whole or in part, from the provisions of this Pre-funded Warrant Stock Lock-up for any reason or for no reason.

7

(f) Leak-out of Shares of Pre-funded Warrant Stock. From and after the expiration of the relevant Pre-funded Warrant Stock Lock-up period, each initial exercising party of this Pre-funded Warrant has the right, but not the obligation, to sell into the public markets on each trading day that quantum of shares of Pre-funded Warrant Stock that are no longer subject to the Pre-funded Warrant Stock Lock-up in an amount that does not exceed 10% of the average number of shares of Company Common Stock sold in the public markets during each of the twenty (20) trading days preceding the date on which the initial exercising party of this Pre-funded Warrant sells any of such shares of Pre-funded Warrant Stock, the daily trading volume as reflected on nasdaq.com (the “Pre-funded Warrant Stock Daily Leak-out Volume”). The Pre-funded Warrant Stock Daily Leak-out Volume is not cumulative; that is to say, that it is a trading day “use it or lose it” right. Further, the gross price of each such share sold by the initial exercising party of this Pre-funded Warrant shall be at not less than the “best bid” at the time that the relevant initial exercising party of this Pre-funded Warrant places a sell order with his broker, no matter how such sell order is placed. If the initial exercising party of this Pre-funded Warrant, in a transaction not involving the public markets, shall sell or otherwise give, swap, transfer, or hypothecate, or grant any option for the sale, gift, swap, transfer, or hypothecation, to any third party in respect of any of such grantee’s shares of Pre-funded Warrant Stock, then (A) as a condition precedent to the closing of such a transaction, such third party shall execute an agreement in favor of the Company that contains leak-out provisions substantially similar to the leak-out provisions set forth in this section and (B) any sales into the public markets by such third party shall be aggregated on a daily basis with any sales into the public markets by the initial exercising party of this Pre-funded Warrant. Notwithstanding anything to the contrary that may be provided in this section, the Pre-funded Warrant Stock Daily Leak-out Volume shall be adjusted for forward stock splits, reverse stock splits (consolidations), and recapitalizations of shares of Company Common Stock and similar transactions affecting all holders of Company Common Stock equally.

3. RIGHTS UPON DISTRIBUTION OF ASSETS. In addition to any adjustments pursuant to Section 2 above, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property, options, evidence of indebtedness, or any other assets by way of a dividend, spin-off, reclassification, corporate rearrangement, scheme of arrangement, or other similar transaction) (a “Distribution”) at any time after the Initial Exercisability Date of this Pre-funded Warrant, then, in each such case, the Company shall set aside a sufficient portion of such Distribution such that upon any subsequent exercise of this Pre-funded Warrant by the Holder the Holder shall be entitled to receive such Distribution for each share of Pre-funded Warrant Stock acquired upon such exercise (provided, however, that, to the extent that the Holder’s right to participate in any such Distribution upon any exercise of this Pre-funded Warrant would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, then the Holder shall not be entitled to participate in such Distribution to the extent of the Maximum Percentage (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to the extent of any such excess) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time or times, if ever, as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such Distribution (and any Distributions declared or made on such initial Distribution or on any subsequent Distribution held similarly in abeyance) to the same extent as if there had been no such limitation).

8

4. FUNDAMENTAL TRANSACTIONS.

(a) Fundamental Transactions. If, at any time while this Pre-funded Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any Fundamental Transaction (as defined below), then, upon any subsequent exercise of this Pre-funded Warrant, the Holder shall have the right to receive, for each share of Pre-funded Warrant Stock that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 1(g) on the exercise of this Pre-funded Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Pre-funded Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Pre-funded Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Pre-funded Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction contemplated by clause (f) of the definition thereof in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Pre-funded Warrant and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Pre-funded Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Pre-funded Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Pre-funded Warrant (without regard to any limitations on the exercise of this Pre-funded Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Pre-funded Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Pre-funded Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Pre-funded Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. For purposes hereof, “Fundamental Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d 5(b)(1) promulgated under the Exchange Act), other than a legal entity majority owned by, or a group wholly consisting of, officers and directors of the Company and their Affiliates, of effective control (whether through legal or beneficial ownership of capital stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of any class of its Preferred Stock and the securities issued together with any such class of Preferred Stock), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, (c) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (d) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, or (e) to the extent not covered by clauses (a) – (d) above, the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property. Notwithstanding the foregoing or anything contained herein to the contrary, in the event of a Fundamental Transaction in which the Company’s stockholders receive consideration consisting primarily of cash and/or marketable securities and in which the Corporation ceases to be listed or quoted on a Trading Market, the Holder shall only have the right to receive the Alternate Consideration upon any exercise of this Pre-funded Warrant.

9

5. NON-CIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Pre-funded Warrant, and will at all times in good faith carry out all the provisions of this Pre-funded Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (a) shall not increase the par value of any shares of Common Stock receivable upon the exercise of this Pre-funded Warrant above the Exercise Price then in effect, and (b) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the exercise of this Pre-funded Warrant.

6. PRE-FUNDED WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Pre-funded Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Pre-funded Warrant be construed to confer upon the Holder, solely in its capacity as the Holder of this Pre-funded Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the shares of Pre-funded Warrant Stock which it is then entitled to receive upon the due exercise of this Pre-funded Warrant. In addition, nothing contained in this Pre-funded Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Pre-funded Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 6, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

7. re-GRANT OF PRE-FUNDED WARRANTS.

(a) Transfer of Pre-funded Warrant. If this Pre-funded Warrant is to be transferred, the Holder shall surrender this Pre-funded Warrant to the Company, whereupon the Company will forthwith generate and deliver upon the order of the Holder a new Pre-funded Warrant (in accordance with Section 7(d)), registered as the Holder may request, representing the right to purchase the number of shares of Pre-funded Warrant Stock being transferred by the Holder and, if less than the total number of shares of Pre-funded Warrant Stock then underlying this Pre-funded Warrant is being transferred, a new Pre-funded Warrant (in accordance with Section 7(d)) to the Holder representing the right to purchase the number of shares of Pre-funded Warrant Stock not being transferred.

(b) Lost, Stolen, or Mutilated Pre-funded Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Pre-funded Warrant (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft, or destruction, of any indemnification undertaking by the Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of this Pre-funded Warrant, the Company shall execute and deliver to the Holder a new Pre-funded Warrant (in accordance with Section 7(d)) representing the right to purchase the shares of Pre-funded Warrant Stock then underlying this Pre-funded Warrant.

(c) Exchangeable for Multiple Pre-funded Warrants. This Pre-funded Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Pre-funded Warrant or Pre-funded Warrants (in accordance with Section 7(d)) representing in the aggregate the right to purchase the number of shares of Pre-funded Warrant Stock then underlying this Pre-funded Warrant, and each such new Pre-funded Warrant will represent the right to purchase such portion of such shares of Pre-funded Warrant Stock as is designated by the Holder at the time of such surrender; provided, however, no warrants for fractional shares of Common Stock shall be given.

10

(d) Grant of New Pre-funded Warrants. Whenever the Company is required to generate a new Pre-funded Warrant pursuant to the terms of this Pre-funded Warrant, such new Pre-funded Warrant (i) shall be of like tenor with this Pre-funded Warrant, (ii) shall represent, as indicated on the face of such new Pre-funded Warrant, the right to purchase the shares of Pre-funded Warrant Stock then underlying this Pre-funded Warrant (or in the case of a new Pre-funded Warrant being generated pursuant to Section 7(a) or Section 7(c)), the shares of Pre-funded Warrant Stock designated by the Holder, which, when added to the number of shares of Common Stock underlying the other new Pre-funded Warrants granted in connection with such grant, does not exceed the number of shares of Pre-funded Warrant Stock then underlying this Pre-funded Warrant), (iii) shall have a grant date, as indicated on the face of such new Pre-funded Warrant, which is the same as the Grant Date, and (iv) shall have the same rights and conditions as this Pre-funded Warrant.

8. NOTICES. Whenever notice is required to be given under this Pre-funded Warrant, unless otherwise provided herein, such notice shall be given in accordance with Section 10.6 of the Stock Exchange Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Pre-funded Warrant (other than the issuance of shares of Common Stock upon exercise in accordance with the terms hereof), including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon each adjustment of the Exercise Price and the number of shares of Pre-funded Warrant Stock, setting forth in reasonable detail, and certifying, the calculation of such adjustment(s), (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder, (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction and (iv) within one (1) Business Day of the occurrence of any breach of terms of any Transaction Document, setting forth in reasonable detail any material events with respect to such breach and any efforts by the Company to cure such breach. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of its Subsidiaries, the Company shall simultaneously file such notice with the SEC (as defined in the Stock Exchange Agreement) pursuant to a Current Report on Form 8-K. If the Company or any of its Subsidiaries provides material non-public information to the Holder that is not simultaneously filed in a Current Report on Form 8-K and the Holder has not agreed to receive such material non-public information, the Company hereby covenants and agrees that the Holder shall not have any duty of confidentiality to the Company, any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agents with respect to, or a duty to any of the foregoing not to trade on the basis of, such material non-public information. It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

9. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Pre-funded Warrant (other than Section 1(g)) may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Required Holders (as defined in the Stock Exchange Agreement). No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

11

10. SEVERABILITY. If any provision of this Pre-funded Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Pre-funded Warrant so long as this Pre-funded Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

11. GOVERNING LAW. This Pre-funded Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Pre-funded Warrant shall be governed by, the internal laws of the State of Nevada, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Nevada. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 10.6 of the Stock Exchange Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The State of Nevada, Clark County, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS PRE-FUNDED WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12. CONSTRUCTION; HEADINGS. This Pre-funded Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The headings of this Pre-funded Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Pre-funded Warrant. Terms used in this Pre-funded Warrant but defined in the other Transaction Documents shall have the meanings ascribed to such terms on the Closing Date (as defined in the Stock Exchange Agreement) in such other Transaction Documents unless otherwise consented to in writing by the Holder.

12

13. DISPUTE RESOLUTION.

(a) Submission to Dispute Resolution.

(i) In the case of a dispute relating to the Exercise Price, the Closing Sale Price, the Bid Price, or fair market value or the arithmetic calculation of the number of shares of Pre-funded Warrant Stock (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or the Holder (as the case may be) shall submit the dispute to the other party via facsimile (A) if by the Company, within two (2) Business Days after the occurrence of the circumstances giving rise to such dispute or (B) if by the Holder, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to promptly resolve such dispute relating to such Exercise Price, such Closing Sale Price, such Bid Price, or such fair market value or such arithmetic calculation of the number of shares of Pre-funded Warrant Stock (as the case may be), at any time after the second (2nd) Business Day following such initial notice by the Company or the Holder (as the case may be) of such dispute to the Company or the Holder (as the case may be), then the Holder may, at his sole option, select an independent, reputable investment bank to resolve such dispute.

(ii) The Holder and the Company shall each deliver to such investment bank (A) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 13 and (B) written documentation supporting his or its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which the Holder selected such investment bank (the “Dispute Submission Deadline”) (the documents referred to in the immediately preceding clauses (A) and (B) are collectively referred to herein as the “Required Dispute Documentation”) (it being understood and agreed that if either the Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives his or its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and the Holder or otherwise requested by such investment bank, neither the Company nor the Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

(iii) The Company and the Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and the Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank’s resolution of such dispute shall be final and binding upon all parties absent manifest error.

13

(b) Miscellaneous. The Company expressly acknowledges and agrees that (i) this Section 13 constitutes an agreement to arbitrate between the Company and the Holder (and constitutes an arbitration agreement) under the rules then in effect under § 7501, et seq. of the New York Civil Practice Law and Rules (“CPLR”) and that the Holder is authorized to apply for an order to compel arbitration pursuant to CPLR § 7503(a) in order to compel compliance with this Section 13, (ii) a dispute relating to the Exercise Price includes, without limitation, disputes as to the proper application of the adjustment provisions set forth in Secion 2, (iii) the terms of this Pre-funded Warrant and each other applicable Transaction Document shall serve as the basis for the selected investment bank’s resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute (including, without limitation, determining the proper application of the adjustment provisions set forth in Section 2 and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Pre-funded Warrant and any other applicable Transaction Documents, (iv) the Holder (and only the Holder), in his sole discretion, shall have the right to submit any dispute described in this Section 13 to any state or federal court sitting in The City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 13 and (v) nothing in this Section 13 shall limit the Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in this Section 13).

14. REMEDIES, CHARACTERIZATION, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Pre-funded Warrant shall be cumulative and in addition to all other remedies available under this Pre-funded Warrant and the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Pre-funded Warrant. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, exercises and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Pre-funded Warrant shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Pre-funded Warrant (including, without limitation, compliance with Section 2 hereof). The issuance of shares of Common Stock and certificates therefor, contemplated hereby upon the exercise of this Pre-funded Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or his agent on his behalf.

14

15. PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Pre-funded Warrant is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the holder otherwise takes action to collect amounts due under this Pre-funded Warrant or to enforce the provisions of this Pre-funded Warrant or (b) there occurs any bankruptcy, reorganization, receivership of the company or other proceedings affecting Company creditors’ rights and involving a claim under this Pre-funded Warrant, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements.

16. TRANSFER. This Pre-funded Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company, except as may otherwise be required by the Stock Exchange Agreement.

17. CERTAIN DEFINITIONS. For purposes of this Pre-funded Warrant, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

(d) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Grant Date, directly or indirectly managed or advised by the Holder’s investment manager or any of his Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing, and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

15

(e) “Bid Price” means, for any security as of the particular time of determination, the bid price for such security on the Principal Market as reported by Bloomberg as of such time of determination, or, if the Principal Market is not the principal securities exchange or trading market for such security, the bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg as of such time of determination, or if the foregoing does not apply, the bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg as of such time of determination, or, if no bid price is reported for such security by Bloomberg as of such time of determination, the average of the bid prices of any market makers for such security as reported in any tier of the OTC Markets Group, Inc. as of such time of determination. If the Bid Price cannot be calculated for a security as of the particular time of determination on any of the foregoing bases, the Bid Price of such security as of such time of determination shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(f) “Bloomberg” means Bloomberg, L.P.

(g) “Business Day” means any day other than Saturday, Sunday, or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(h) “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing does not apply, the last trade price of such security in the over-the-counter market for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported by in any tier of the OTC Markets Group Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(i) “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(j) “Eligible Market” means The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTC Link or any over-the-counter quotation tier of the OTC Markets Group Inc.

(k) “Expiration Date” means the date that is the five (5)-year anniversary of the Initial Exercisability Date or, if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market (a “Holiday”), the next date that is not a Holiday.

16

(l) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(m) “Modified Operating Income” means Net Operating Income plus realized gains and minus realized losses from the sale of tokens generated by the initial coin offerings operations of Block Street Corp., a Nevada corporation, the Company’s wholly-owned subsidiary.

(n) “Net Operating Income” means as follows, using the following categories as defined in SEC Regulation S-X Section 210.5-03:

Net sales and gross revenues, less

i.	Costs and expenses applicable to sales and revenues, and

ii.	Other operating costs and expenses, and

iii.	Selling, general and administrative expenses, and

iv.	Provision for doubtful accounts and notes, and

v.	Other general expenses.

(o) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(p) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity, or a government or any department or agency thereof.

(q) “Principal Market” means The Nasdaq Capital Market.

(r) “SEC” means the United States Securities and Exchange Commission or the successor thereto.

(s) “Subsidiary” means, with respect to a specified Person, any corporation, or other entity, of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned directly or indirectly by such specified body and shall include any corporate, partnership, joint venture, or other entity over which it exercises direction or control or which is in a like relation to a subsidiary.

(t) “Subject Entity” means any Person, Persons, or Group or any Affiliate or associate of any such Person, Persons, or Group.

(u) “Successor Entity” means the Person (or, if so elected by the Holder, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Holder, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

17

(v) “Trading Day” means, as applicable, (x) with respect to all price or trading volume determinations relating to the Common Stock, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price or trading volume determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(w) “Transaction Documents” means this Pre-funded Warrant, the Stock Exchange Agreement, and any agreement or document to be executed pursuant to this Pre-funded Warrant or the Stock Exchange Agreement.

(x) “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by in any tier of the OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 13. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization, or other similar transaction during such period.

** signature page follows **

18

IN WITNESS WHEREOF, the Company has caused this Pre-funded Warrant to Purchase Common Stock to be duly executed as of the Grant Date set out above.

ALT5 SIGMA CORPORATION

By:
Name:	Tony Isaac
Title:	Acting Chief Executive Officer

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
PRE-FUNDED WARRANT TO PURCHASE COMMON STOCK

ALT5 SIGMA CORPORATION

The undersigned holder hereby elects to exercise the Pre-funded Warrant to Purchase Common Stock No. _______ (the “Pre-funded Warrant”) of ALT5 Sigma Corporation, a Nevada corporation (the “Company”) as specified below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Pre-funded Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Aggregate Exercise Price shall be made as:

☐	a “Cash Exercise” with respect to _________________ shares of Pre-funded Warrant Stock; and/or

☐	a “Cashless Exercise” with respect to _______________ shares of Pre-funded Warrant Stock.

In the event that the Holder has elected a Cashless Exercise with respect to some or all of the shares of Pre-funded Warrant Stock to be issued pursuant hereto, the Holder hereby represents and warrants that (i) this Exercise Notice was executed by the Holder at __________ [a.m.][p.m.] on the date set forth below and (ii) if applicable, the Bid Price as of such time of execution of this Exercise Notice was $________.

2. Payment of Exercise Price. In the event that the Holder has elected a Cash Exercise with respect to some or all of the shares of Pre-funded Warrant Stock to be issued pursuant hereto, the Holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Pre-funded Warrant.

3. Delivery of shares of Pre-funded Warrant Stock. The Company shall deliver to Holder, or his designee or agent as specified below, __________ shares of Common Stock in accordance with the terms of the Pre-funded Warrant. Delivery shall be made to Holder, or for his benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit and Withdrawal at Custodian service, as follows:

DTC Participant:
DTC Number:
Account Number:

Date: _____________ __,

Name of Registered Holder

By:
Name:
Title:

Tax ID:__________________________________________

E-mail Address:___________________________________

EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs ______________ to issue the above-indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _________, 202_, from the Company and acknowledged and agreed to by _______________.

ALT5 SIGMA CORPORATION

By:
Name:
Title: